                                                               EXHIBIT 2.2


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into as of this 6 day of August, 1996, among Adaptec, Inc., a California corporation ("Adaptec"), Adaptec Acquisition Corporation, a California corporation and a wholly-owned subsidiary of Adaptec ("Adaptec Sub"), and Data Kinesis, Inc., a California corporation ("DKI").

                                    RECITALS

         A. The parties intend that, subject to the terms and conditions of this Agreement, Adaptec Sub will merge with and into DKI in a reverse triangular merger (the "Merger"), with DKI to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of Exhibit A (the "Agreement of Merger") and the applicable provisions of the laws of the State of California.

         B. Upon the effectiveness of the Merger, (i) all outstanding capital stock of DKI ("DKI Stock") will be converted into the right to receive cash as set forth herein, and (ii) Adaptec will assume all outstanding options to purchase shares of capital stock of DKI and such options will become options to acquire Adaptec Common Stock, as provided in this Agreement and the Agreement of Merger.

           NOW, THEREFORE, the Parties hereto hereby agree as follows:

1. CERTAIN DEFINITIONS.

         As used in this Agreement the following terms have the following meanings (terms defined in the singular have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement, the location of which is set forth herein.

         1.1 "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

         1.2 "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c) Employee Welfare Benefit Plan; (d) Multiemployer Plan (as set forth in Section 3(37) of ERISA and Section 414(f) of the Internal Revenue Code of 1986, as amended (the "Code")); and (e) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

         1.3 Employee Pension Benefit Plan" means a plan as set forth in
Section 3(2) of ERISA.

         1.4 "Employee Welfare Benefit Plan" means a plan as set forth in
Section 3(1) of ERISA.

         1.5 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.6 "Intellectual Property" means all (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith; (c) copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals); (e) computer software (including data and related documentation);
(f) mask work rights; (g) other proprietary rights; and (h) copies and embodiments thereof (in whatever form or medium).

         1.7 "Material Adverse Change" or "Material Adverse Effect" means a material adverse change or effect on the business, financial condition, operations, results of operations, or future prospects, as such prospects exist at the time of the applicable representation or covenant, of DKI or Adaptec, as appropriate.

         1.8 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.9 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.10 "Security Interest" means any mortgage, pledge, lien, encumbrance or other security interest.

         1.11 The following table sets forth the Sections of this Agreement in which certain terms are defined:


                         TERM                               SECTION
                         ----                               -------
             Adaptec Disclosure Package............           4.4
             Adaptec Option, Adaptec Options ......           2.3
             Adaptec Stock Price ..................           2.3
             Adaptec Upper Bound ..................           2.3
             Adaptec Lower Bound....................          2.3
             Affiliate.............................           1.1
             Affiliated Group .....................           3.14(d)
             Balance Sheet Date ...................           3.9
             Claim ................................          11.4
             Claim Certificate ....................          11.4
             Closing ..............................           7.1
             Closing Date .........................           7.1
             Closing Price ........................           2.3
             Confidential Intellectual Property ...           3.16(b)
             Consent to Option Assumption .........           2.3
             Controlled Group of Corporations......           3.23(b)
             Dissenting Shares.....................           2.2

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

                         TERM                                 SECTION
                         ----                                 -------
      DKI Ancillary Agreements .........................        3.2(a)
      DKI Benefit Arrangements .........................        3.22(b)
      DKI Certificates .................................        7.2(b)
      DKI Disclosure Schedule ..........................        3
      DKI Legal/Accounting Fee Cap .....................       12.8
      DKI Option, DKI Options ..........................        2.3
      DKI Optionholder Material ........................        3.31
      DKI Plan .........................................        2.3
      DKI Shareholder Materials ........................        3.31
      Exchange Ratio ...................................        2.3
      Effective Time....................................        2.1
      Employee Benefit Plan ............................        1.2
      Employee Pension Benefit Plan ....................        1.3
      Employee Welfare Benefit Plan ....................        1.4
      Environmental, Health, and Safety Laws ...........        3.25(a)(i)
      ERISA ............................................        1.5
      Exchange Ratio ...................................        2.3
      Exercise Price ...................................        2.3
      Extremely Hazardous Substance.....................        3.25(a)(ii)
      FIRPTA............................................        9.15
      Fiduciary ........................................        3.23(b)(i)
      Financial Statements .............................        3.6
      HSR Filing .......................................        5.6
      Hazardous Material ...............................        3.25(a)(iii)
      Holdback Amount ..................................        2.5
      Holdback Period ..................................        2.5
      Holdback Payment .................................        7.2(c)
      Indemnification Letter ...........................        9.19
      Indemnified Persons ..............................       11.2
      Indemnifying Shareholder .........................       11.2
      Initial Payment ..................................        7.2(b)
      Intellectual Property ............................        1.6
      Letter of Intent .................................        3.3(c)
      Material Adverse Change/Material Adverse Effect...        1.7
      NFT ..............................................        3.32
      NFT Stock Purchase Agreement .....................        3.32
      NFT Note .........................................        3.32
      Ordinary Course of Business ......................        1.8
      Outstanding DKI Stock ............................        2.2
      Person ...........................................        1.9
      Per Share Cash Consideration .....................        2.2(a)
      Per Share Holdback Amount ........................        2.5
      Securities Act ...................................        3.3(c)
      Security Interest ................................        1.10
      Shareholders' Agent ..............................       11.4
      Signing Price ....................................        2.3
      Taxes ............................................        3.14(a)
      Tax Returns ......................................        3.14(b)
      Third Party Claim ................................       11.5
      Third Party Licenses .............................        3.16(c)

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2. PLAN OF REORGANIZATION

         2.1 The Merger. Subject to the terms and conditions of this Agreement and the Agreement of Merger, at the Effective Time, Adaptec Sub will be merged with and into DKI in accordance with applicable provisions of the laws of the State of California. The "Effective Time" means the time and date on which the Agreement of Merger and any required officers' certificates are filed with the office of the Secretary of State of the State of California and the Merger becomes effective under California Law.

         2.2 DKI Shares. Subject to the terms and conditions of this Agreement, each share of DKI Common Stock and DKI Preferred Stock (determined on an as converted to Common Stock basis) issued and outstanding immediately prior to the Effective Time ("Outstanding DKI Stock"), other than shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 13 of the California General Corporation Law ("Dissenting Shares"), will be converted, by virtue of the Merger, at the Effective Time and without further action on the part of any holder thereof, into the right to receive:

         (a) cash in an amount equal to (i) Forty-Four Million Dollars ($44,000,000) divided by (ii) the sum of (A) the number of shares of Outstanding DKI Stock and (B) the number of shares of DKI Common Stock issuable upon exercise of options, whether vested or unvested, or warrants which are outstanding immediately prior to the Effective Time (the resulting quotient taken to four decimal points, rounding upwards, the "Per Share Cash, Consideration"), reduced by the Per Share Holdback Amount, as defined in Section
2.5 hereof; and

         (b) payments, if any, with respect to any Holdback Amount, as defined below, released pursuant to Section 7.

         2.3 DKI Options. Subject to the terms and conditions of this Agreement, at the Effective Time, Adaptec will assume each outstanding option to purchase DKI Common Stock (singularly, a "DKI Option" and, collectively, the "DKI Options") granted under DKI's 1996 Stock Option/Stock Issuance Plan, as amended (the "DKI Plan"), and each such DKI Option shall be amended so that it becomes an option to purchase shares of Adaptec Common Stock (singularly, an "Adaptec Option" and, collectively, the "Adaptec Options") for that number of shares determined by multiplying the number of shares of DKI Common Stock subject to such DKI Option by a fraction (the "Exchange Ratio") equal to (a) the Per Share Cash Consideration divided by (b) the Adaptec Stock Price, as defined below. The term "Adaptec Stock Price" shall mean the average closing sale price per share of Adaptec Common Stock quoted on the Nasdaq National Market for the five trading days prior to the second day prior to the Effective Time (the "Closing Price"); provided, however, (i) if the Closing Price exceeds 110% (the "Adaptec Upper Bound") of $40.925 (the "Signing Price"), the Adaptec Stock Price shall be the Adaptec Upper Bound, and (ii) if the Closing Price is less than 90% (the "Adaptec Lower Bound") of the Signing Price, the Adaptec Stock Price shall be equal to the Adaptec Lower Bound. Subject to the foregoing and Section 2.4 below, the exercise price per share (the "Exercise Price") for each such Adaptec Option will equal the exercise price of the corresponding DKI Option immediately prior to the Effective Time divided by the Exchange Ratio, such that there is no or de minimis change in the aggregate exercise price of each DKI Option. If the foregoing calculation results in an


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



Adaptec Option being exercisable for a fraction of a share (after aggregation of all shares subject to such option), then the number of shares of Adaptec Common Stock subject to such Adaptec Option will be rounded down to the nearest whole number with no cash being paid for such fractional share. The per share Exercise Price of each Adaptec Option shall be rounded up to the nearest hundredth of a cent ($0.0001). Vesting accrued under the DKI Option prior to the Effective
Time will be credited to an optionee for the purposes of determining the number of shares subject to exercise after the Merger. It is the intention of the parties that to the extent a DKI Option was an incentive stock option under
Section 422 of the Internal Revenue Code prior to the Merger, the corresponding Adaptec Option shall continue to remain an incentive stock option unless the Closing Price is greater than the Adaptec Upper Bound, in which case the Adaptec Option shall be a non-qualified option. Unless the parties hereto and the optionee otherwise agree, the term, exercisability, vesting schedule and all other terms of the Adaptec Option will be substantially the same as those of the corresponding DKI Option. Each holder of a DKI Option shall execute a consent to option assumption and amendment ("Consent to Option Assumption") in substantially the form attached hereto as Exhibit 2.3. Adaptec will use its reasonable efforts to cause the Adaptec Common Stock issuable upon exercise of the Adaptec Options held by employees of Adaptec to be registered on Form S-8 of the Securities and Exchange Commission ("SEC") within seven (7) business days following the Effective Time and, as of the Effective Time, will have reserved a sufficient number of shares of Adaptec Common Stock for issuance upon exercise thereof.

         2.4 Adjustments for Capital Changes. If prior to the Merger, Adaptec recapitalizes its Common Stock, splits-up its outstanding shares of Common Stock into a greater number, combines its outstanding shares of Common Stock into a lesser number, declares a dividend on its outstanding shares of Common Stock payable in shares or securities convertible into shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Common Stock into the same or a different number of shares of other classes, the Signing Price, the Closing Price, the Adaptec Upper Bound, the Adaptec Lower Bound, the Exchange Ratio, the Exercise Price and the number and type of securities subject to the Adaptec Options shall be appropriately adjusted.

         2.5 Holdback. For a period of eighteen (18) months (the "Holdback Period") following the Closing Date, as defined below, Adaptec will hold Four Million Four Hundred Thousand Dollars ($4,400,000) (the "Holdback Amount") as security for the accuracy of DKI's representations and warranties set forth in
Section 3 hereof, the performance of the covenants set forth in Section 5 hereof and the indemnification obligations set forth in Section 11 hereof. The term "Per Share Holdback Amount" shall mean an amount equal to (a) the Holdback Amount divided by (b) the number of shares of Outstanding DKI Stock, such quotient taken to four decimal points, rounding upwards. Following expiration of the Holdback Period, the Holdback Amount, less deductions made to such Holdback Amount pursuant to Section 7 hereof, will be paid as provided in Section 7 hereof.

         2.6 Dissenting Shares. If holders of DKI Common Stock or DKI Preferred Stock are entitled to dissenters' rights in connection with the Merger under Chapter 13 of the California General Corporation Law, any Dissenting Shares shall not be converted into the right to receive the consideration set forth in
Section 2.2 but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Chapter 13 of the California General Corporation Law. DKI shall give Adaptec prompt notice of any demand for appraisal or purchase with respect to Dissenting Shares, and Adaptec shall have the right to participate in all negotiations and proceedings with respect to such demand.

         2.7 Effects of the Merger. At the Effective Time: (a) Adaptec Sub will be merged with and into DKI, the separate existence of Adaptec Sub will cease and DKI will be the surviving corporation, pursuant to the terms of the Agreement of Merger; (b) the Articles of Incorporation of DKI shall be the Articles of Incorporation of the surviving corporation, except that such Articles of Incorporation shall be amended to provide that the authorized capital stock of the surviving corporation shall be 10,000 shares of Common Stock; (c) the Bylaws of Adaptec Sub shall be the Bylaws of the surviving corporation; (d) the directors of Adaptec Sub immediately prior to the Effective Time will become the directors of the surviving corporation and the officers of Adaptec Sub immediately prior to the Effective Time will become the officers of the surviving corporation; (e) each share of Adaptec Sub's Common Stock outstanding immediately prior to the Effective Time will be converted into one share of Common Stock of the surviving corporation; (f) each share of DKI Stock and each DKI Option outstanding immediately prior to the Effective Time will be converted or assumed as provided in Sections 2.2 and 2.3 above; and (g) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

         2.8 Hart-Scott-Rodino Filings. Each of Adaptec and DKI, and their Affiliates, will promptly prepare and file the applicable notices (if any) required to be filed by it under the Hart-Scott-Rodino Antitrust Improvements Act (the "HSR Act"), and comply promptly with any requests to it from the Federal Trade Commission or United States Department of Justice for additional information.

         2.9 Funding of DKI. If the Closing does not occur prior to September 15, 1996, the parties hereto will discuss the funding needs of DKI and mechanisms to provide such funding to DKI. If the parties are unable to agree on a mechanism to provide funding to DKI within five (5) business days of initiation of such discussions, DKI may raise up to Two Hundred Fifty Thousand Dollars ($250,000) through the issuance of equity or debt to a third party, provided, however, that in the event of such funding, Adaptec's obligations pursuant to Sections 2.2 and 2.3 hereof shall be adjusted, to Adaptec's reasonable satisfaction, such that the total consideration paid by Adaptec and Adaptec Sub pursuant to the Merger and this Agreement, including liabilities assumed by Adaptec or Adaptec Sub and liabilities of DKI outstanding as of the Effective Time, shall not change as a result of such funding. Nothing herein shall be construed as an obligation or requirement that Adaptec provide any funds or payments to DKI prior to the Closing.

3. REPRESENTATIONS AND WARRANTIES OF DKI

         DKI hereby represents and warrants to Adaptec that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement, except as specifically set forth in the disclosure schedule delivered by DKI to Adaptec on the date hereof, a copy of which is attached hereto as Schedule 3 (referred to herein as the "DKI Disclosure Schedule"). The DKI Disclosure Schedule will be arranged in schedules corresponding to the lettered and numbered paragraphs contained in this Section 3.

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
         3.1 Organization and Good Standing. DKI is (a) a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; (b) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in each jurisdiction in which a failure to be so qualified could reasonably be expected to have a DKI Material Adverse Effect. Schedule 3.1 of the DKI Disclosure Schedule lists the current directors and officers of the Company. The operations and business now being conducted by the Company have not been conducted under any other name or entity.

         3.2 Power, Authorization and Validity.

                  (a) DKI has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which DKI is or will be a party that are required to be executed pursuant to this Agreement (the "DKI Ancillary Agreements"). The execution, delivery and performance of this Agreement and the DKI Ancillary Agreements have been duly and validly approved and authorized by DKI's Board of Directors.

                  (b) No filing, authorization or approval, governmental or otherwise, on behalf of DKI or any Affiliate of DKI is necessary to enable DKI to enter into, and to perform its obligations under, this Agreement and the DKI Ancillary Agreements, except for (a) the filing of the Agreement of Merger with the California Secretary of State and the filing of appropriate documents with the relevant authorities of other states in which DKI is qualified to do business, if any; (b) the approval of the DKI shareholders of the transactions contemplated hereby; (c) the approvals of the holders of DKI Options as contemplated herein; and (d) the filings required by the HSR Act.

                  (c) This Agreement and the DKI Ancillary Agreements are, or when executed by DKI will be, valid and binding obligations of DKI enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Agreement of Merger will not be effective until filed with the California Secretary of State.

         3.3 Capitalization.

                  (a) The entire authorized capital stock of DKI consists of 10,000,000 shares of DKI Common Stock, of which 176,539 shares are issued and outstanding as of the date hereof, and 283,666 shares of DKI Preferred Stock, of which 283,666 shares are issued and outstanding as of the date hereof. All outstanding shares of DKI Common Stock and DKI Preferred Stock are fully vested, and none of such shares are subject to any rights of repurchase. No holder of DKI Common Stock or DKI Preferred Stock is obligated to DKI under any note (or other instrument evidencing indebtedness) with respect to the purchase of such DKI Common Stock or DKI Preferred Stock. An aggregate of 429,134 shares of DKI Common Stock are reserved and authorized for issuance pursuant to the DKI Plan, of which options to purchase a total of 259,346 shares of DKI Common Stock are outstanding. All issued and outstanding shares of DKI Common Stock and DKI Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are held of record by the respective DKI shareholders as set forth in Schedule 3.3(a) of the DKI Disclosure Schedule. No liquidation preference shall be due any share of DKI Preferred Stock as a result of the Merger or the transactions contemplated hereby.

                  (b) All DKI Options have been duly authorized and validly issued and are held of record by the respective DKI optionholders as set forth in Schedule 3.3(b) of the DKI Disclosure Schedule, which schedule includes the number of shares of Common Stock subject to the vesting schedule (including vesting commencement date) of and the exercise price of each DKI Option and whether the recipient of such DKI Option was or is an employee, consultant or director of DKI. Attached to Schedule 3.3(b) are all form(s) of option grant documents, option exercise documents and all notices, attachments and other documents relating to such form(s). No DKI Option is subject to an acceleration of vesting, nor is any DKI Option subject to any other change in vesting as a result of the Merger and the transactions contemplated hereby.

                  (c) Except as set forth in this Section 3.3, there are no options, warrants, calls, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase any of DKI's authorized but unissued capital stock or any securities convertible into or exchangeable for shares of DKI Common Stock or DKI Preferred Stock, or obligating DKI to grant, extend, or enter into any such option, warrant, call, commitment, conversion privilege or other right or agreement, and there is no liability for dividends accrued but unpaid. Except for the letter agreement entered into by certain shareholders of DKI in connection with the Confidential Letter of Intent dated July 3, 1996 between Adaptec and DKI (the "Letter of Intent") and except as contemplated by Section 5.4 hereof, there are no voting agreements, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of DKI's outstanding securities. DKI is not under any obligation to register under the Securities Act of 1933, as amended (the "Securities Act"), any of its presently outstanding securities or any securities that may be subsequently issued. All DKI Common Stock and DKI Preferred Stock issued, offered and sold by the Company was issued, offered and sold in compliance with federal and state securities laws.

         3.4 Subsidiaries. DKI does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

         3.5 No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which DKI is subject or any provision of the Amended and Restated Articles of Incorporation or Bylaws of DKI; or (b) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under,
(iv) result in the acceleration of, (v) create in any party the right to require any notice under, accelerate, terminate, modify, or (vi) result in the cancellation of any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which DKI is a party or by which it is bound or to which any of its assets is subject.

         3.6 DKI's Financial Statements. Attached as Schedule 3.6 of the DKI Disclosure Schedule are copies of DKI's unaudited balance sheets for the year ended December 31, 1995, DKI's unaudited balance sheet for the six months ended Juno 30, 1996 and unaudited income statements for the same periods (collectively, the "Financial Statements"). The Financial Statements (a) are in accordance with the books and records of DKI,
(b) fairly present the financial condition of DKI at the date therein indicated and the results of operations for the period therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject, in the case of the unaudited Financial Statements, to normal year end accruals.

         3.7 Books and Records.

                  (a) The books, records and accounts of DKI (i) are in all material respects true, complete and correct; (ii) have been maintained in accordance with good business practices on a consistent basis; (iii) are stated in reasonable detail and accurately, in all material respects, and fairly reflect the transactions and dispositions of the assets of DKI; and (iv) accurately, in all material respects, and fairly reflect the basis for the Financial Statements.

                  (b) DKI's internal accounting controls are sufficient to provide reasonable assurances that; (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and (B) to maintain accountability for assets; and
(iii) the amount recorded for assets on the books and records of DKI is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

         3.8 Litigation. DKI has not been and is not a party to any action, suit, proceeding, hearing, claim, arbitration or investigation, including without limitation any that may prevent consummation of any of the transactions contemplated by this Agreement, in or before any court or administrative agency, nor, to the best of DKI's knowledge, has any such action, suit, proceeding, hearing, claim, arbitration or investigation been threatened. Neither DKI nor any of its assets has been nor is subject to any outstanding injunction, judgment, order, decree, ruling or charge. There are no facts or circumstances which DKI believes could reasonably form the basis of any claim against DKI. There is, to the best of DKI's knowledge, no reasonable basis for any shareholder or former shareholder of DKI, or any other person, firm, corporation, or entity, to assert a claim against DKI or Adaptec based upon;
(i) ownership or rights to ownership of any shares of DKI Stock; (ii) any rights as a DKI shareholder, including any option or preemptive rights or rights to notice or to vote; or (iii) any rights under any agreement among DKI and its shareholders.

         3.9 Undisclosed Liabilities. DKI has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for liabilities set forth on the face of the balance sheets contained in the Financial Statements (rather than in any notes thereto) or the DKI Disclosure Schedule, except for those that may have been incurred after June 30, 1996 (the "Balance Sheet Date") in the Ordinary Course of Business and which in the aggregate would not have a DKI Material Adverse Effect.

         3.10 Absence of Certain Changes. Except for transactions explicitly contemplated by this Agreement in connection with the Merger, since the Balance Sheet Date:

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
                  (a) there has not been any DKI Material Adverse Change;

                  (b) DKI has not sold, leased, transferred, or assigned any material assets or properties, tangible or intangible, other than in the Ordinary Course of Business;

                  (c) DKI has not entered into, assumed or become bound under any agreement, contract, lease, or commitment or extended or modified the terms of any presently existing agreement, contract, lease or commitment that involves the payment, individually or in the aggregate, of more than $25,000 per annum, extends for more than one year or involves any relationship with an original equipment manufacturer, distributor or sales representative;

                  (d) Neither DKI nor any other party has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which DKI is a party or by which it is bound, and DKI has not modified, canceled or waived or settled any debts or claims held by it or waived or settled any rights or claims of a substantial value;

                  (e) none of the assets of DKI, tangible or intangible, has become subject to any Security Interest;

                  (f) DKI has not made any capital expenditures or incurred or paid expenses exceeding $25,000 in the aggregate of all such capital expenditures or expenses, except legal and accounting fees incurred or paid in connection with the Merger and the transactions contemplated hereby;

                  (g) DKI has not made any capital investment in, or any loan to, any other Person;

                  (h) DKI has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

                  (i) DKI has not granted any license or sublicense to, or sold, transferred or assigned, any Intellectual Property rights;

                  (j) there has been no change made or authorized in the Amended and Restated Articles of Incorporation or Bylaws of DKI;

                  (k) DKI has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain any of its capital stock;

                  (l) DKI has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (m) DKI has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $25,000 in the aggregate of all such damage, destruction and losses;

                  (n) DKI has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

                  (o) Other than increases in base compensation and cash bonuses in the Ordinary Course of Business, DKI has not made any loan to, entered into any transaction with, made any changes in employment terms with, or granted any salary increase, bonus or extraordinary payment to, any of its directors, officers, or employees or their Affiliates, and, in any event, any such loan, transaction, change, or grant was on fair and reasonable terms no less favorable to DKI than would be obtained in a comparable arm's length transaction with a Person which is not such a director, officer or employee or an Affiliate thereof;

                  (p) DKI has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (q) DKI has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (r) DKI has not modified any outstanding DKI Option;

                  (s) DKI has not suffered any adverse change or, to the best of its knowledge, any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors, dealers or major suppliers;

                  (t) DKI has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

                  (u) DKI has not changed any of the accounting principles followed by it or the method of applying such principles;

                  (v) DKI has not made a change in any of its banking or safe deposit arrangements;

                  (w) DKI has not entered into any transaction other than in the Ordinary Course of Business; and

                  (x) DKI has not committed to any of the foregoing.

         3.11 Broker's Fees. DKI has no liability or obligation to pay any fees or commissions to any broker, finder, agent or similar Person with respect to the transactions contemplated by this Agreement, nor has DKI entered into any agreement, written or oral, with respect to, or held any discussions with any such broker, finder, agent or similar Person with respect to the transactions contemplated by this Agreement, the result of which would entitle such broker, finder, agent or similar Person to a fee or commission in connection therewith.

         3.12 Title to Assets. DKI has good and marketable title to, or a valid leasehold interest in the properties and assets used by it, located on its premises, or shown on the Financial

Statements or acquired after the date thereof (other than properties sold or otherwise disposed of in the Ordinary Course of Business), free and clear of all Security Interests other than those set forth on the search of filings with respect to DKI under Article 9 of the Uniform Commercial Code, or any equivalent statute, attached hereto as Schedule 3.12. No Person other than DKI or DKI's lessors owns any assets or properties currently utilized in or reasonably necessary to the operations or business of DKI or situated on any of the premises of DKI. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of DKI (or any interest therein) except for this Agreement.

         3.13 Legal Compliance. DKI has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), the violation or breach of which would have a DKI Material Adverse Effect. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or, to the best of DKI's knowledge, commenced against or received by, any governmental body alleging any failure to so comply. DKI has all licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations necessary for the operations of DKI and whose failure to have been obtained could reasonably be expected to have a Material Adverse Effect.

         3.14 Tax Matters.

                  (a) For purposes of this Agreement, "Taxes" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of DKI, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

                  (b) DKI has filed all reports and returns with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all material respects, and no such Tax Returns are currently the subject of audit. All Taxes owed by DKI (whether or not shown on any Tax Return) were paid in full when due. Any contested Taxes were contested or are being contested in good faith and, if currently being contested, are supported by adequate reserves. DKI has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. DKI is not currently the beneficiary of any extension of time within which to file any Tax Return, and DKI has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (c) There is no dispute or claim concerning any Tax liability of DKI either (i) claimed or raised by any authority in writing or (ii) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of DKI, except for inchoate liens for taxes not yet due and payable.

                  (d) DKI has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. DKI has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. DKI has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). DKI is not a party to any tax allocation or sharing agreement. DKI (i) has not been a member of any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated Federal Income Tax Return (other than a group the common parent of which was DKI) and (ii) has no any liability for the taxes of any Person (other than DKI) under Treas. Reg. Section 1.1502-6
(or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (e) The unpaid Taxes of DKI (i) did not, as of June 30, 1996, exceed by any amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of DKI's June 30, 1996 balance sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of DKI in filing its Tax Returns.

         3.15      Properties.

                  (a) DKI owns no real property.

                  (b) Schedule 3.15 of the DKI Disclosure Schedule lists and describes briefly all real or personal property leased or subleased to DKI. DKI has delivered to Adaptec correct and complete copies of the leases and subleases listed in Schedule 3.15 of the DKI Disclosure Schedule.

                  (c) The equipment and other tangible assets that DKI owns and leases are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

                  (d) All of the inventory of DKI is usable and fit for the purpose for which it was procured or manufactured, and none of such inventory is slow-moving, obsolete, damaged or defective, except as shall not have a DKI Material Adverse Effect.

         3.16 Intellectual Property.

                  (a) Patents, Trademarks and Copyrights. Schedule 3.16(a) of the DKI Disclosure Schedule identifies each patent, trademark, service mark, copyright, mask work, disclosure or other registration right with respect to Intellectual Property owned by DKI, or application for any of the foregoing, which is owned by DKI, has been issued to DKI or has been submitted by DKI for issuance and lists the application and registration number, date of application, date of registration, names of all assignors and registered owners and the country of filing for each such right, if applicable. All applications for registration of such Intellectual Property were true and accurate in all material respects at the time of filing. All registrations for such Intellectual Property are valid and enforceable, and all fees to maintain DKI's rights in such Intellectual Property due and payable on or before the Closing Date, including, without limitation, registration, maintenance and prosecution fees, and all professional fees incurred in connection therewith pertaining to such Intellectual Property, have been paid. No other person or entity other than DKI has the right to file, prosecute, or maintain applications for patents, copyrights, trademarks, trade names, or service marks which relate to any Intellectual Property owned by DKI, or any patents and registrations that issue therefrom. Schedule 3.16(a) of the DKI Disclosure Schedule also identifies each (i) trade name, dba or unregistered trademark used by DKI in connection with its businesses and (ii) each unregistered copyright owned by DKI.

                  (b) Confidential Intellectual Property. DKI has identified for Adaptec and provided Adaptec an opportunity to review all material trade secrets, draft patent applications, product development plans, computer source code and other material Intellectual Property owned by DKI which is not generally available to the public or customers of DKI ("Confidential Intellectual Property"). DKI has taken all actions that are customary, necessary or reasonable to protect the confidentiality of the Confidential Intellectual Property and the enforceability of any trade secrets with respect thereto, including without limitation, the marking of all material confidential or proprietary information with appropriate "Proprietary" or "Confidential" legends, the establishment of policies for the handling, disclosure and use of such property and the acquisition of written non-disclosure agreements from every party receiving such property. No Confidential Intellectual Property has been made available to any party except employees or contractors of DKI who have signed a confidentiality agreement in substantially the form attached to
Schedule 3.16(b) and who have taken customary, necessary or reasonable steps to prevent disclosure of such property. Schedule 3.16(b)of the DKI Disclosure Schedule lists all locations at which backup copies of Confidential Intellectual Property have ever been stored, and DKI has arranged for Adaptec to recover or destroy any such copies following the Closing. Schedule 3.16(b) also lists all individuals or entities that currently have a copy of or access to any Confidential Intellectual Property other than on the premises of DKI's main office and lists all individuals or entities with a copy of or access to any significant portion of DKI's computer source code.

                  (c) Intellectual Property Licenses. Schedule 3.16(c) of the DKI Disclosure Schedule identifies each item of Intellectual Property that any third party owns, in whole or in part, which is incorporated in or forms part of any product licensed, sold, developed or being developed by DKI or is otherwise used in DKI's business, and a list of all rights granted to DKI to use, or to allow DKI's customers or licensees to use such Intellectual Property of any such third party or to modify or incorporate such Intellectual Property in any such products, other than end-user licenses related to "off the shelf," shrink-wrap commercial business productivity software products not incorporated in any way in any product licensed, sold, developed or being developed by DKI (herein referred to as "Third Party Licenses"). DKI is not, nor will it or Adaptec be, as a result of the execution and delivery of this Agreement or the performance of either DKI's or Adaptec's obligations under this Agreement, in violation of any Third Party Licenses. Schedule 3.16(c) includes a list of, and DKI has provided Adaptec with a copy of, all licenses, sublicenses, agreements or permissions with respect to any Intellectual Property owned or used by DKI or to which DKI is bound. DKI has a license, sublicense, agreement or permission allowing DKI to make, use and sell products based on each item of Intellectual Property identified on Schedule 3.16(c).

                  (d) Ownership and Transfer of Intellectual Property. With respect to each item of Intellectual Property owned or used by DKI; (i) DKI possesses, and as of the Effective Time, Adaptec and DKI will possess, all right, title and interest in and to the item, free and clear of any Security Interest, license, except as set forth on Schedule 3.16(d), or other restriction; (ii) DKI is, and as of the Effective Time, Adaptec or DKI will be, the sole and exclusive owner of such item; (iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (iv) no action, suit, litigation, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or threatened which relates to or challenges the legality, validity, enforceability, use or ownership of the item; (v) DKI has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to such item; and
(vi) neither the Merger nor the transactions contemplated hereby will affect the legality or validity of such item or result in any event which impairs Adaptec's or DKI's ownership of such item following the Merger. As of the Effective Time, Adaptec or DKI will have sufficient title and ownership of all Intellectual Property, except as set forth on Schedule 3.16(d), that is used in DKI's business or is necessary for the commercial exploitation of any products which DKI has licensed, sold or developed or is developing without breach of any contractual obligation or any conflict with or infringement of the rights of others.

                  (e) Intellectual Property Infringement. DKI has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect, and none of the directors, officers or employees of DKI has received during the last three years any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation, including without limitation, any claim that DKI must license or refrain from using any Intellectual Property rights of any third party. No third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights owned by DKI. None of DKI's employees, consultants, directors or third party contractors is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that could conflict or interfere with the conduct of the business of DKI as now conducted or as proposed to be conducted by Adaptec or DKI or that could interfere with the ability of Adaptec or DKI to use, license or sell the products licensed, sold, developed or being developed by DKI. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a material breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any of such employees, consultants or directors is now obligated. Except for Third Party Licenses set forth on Schedule 3.16(c), the conduct of DKI's business and the sale or license of products licensed, sold, developed or being developed by DKI does not require the use of any Intellectual Property of any third party, including without limitation, any former employer of any past or present employees, consultants or directors of DKI. DKI is not using any confidential information or trade secrets of any third party, including without limitation, any former employer of any past or present employees, consultants or directors of DKI or any party which was in a confidential relationship with any such former employer. All of the Intellectual Property owned by DKI has been created by employees or consultants of DKI within the scope of their employment by or consulting relationship with DKI and such employees or consultants executed valid and binding agreements in the form attached to Schedule 3.16(e) assigning all of their entire right, title and interest in the Intellectual Property to DKI.

                  (f) Computer Software. Schedule 3.16(f) contains a block diagram of the architecture of the software and firmware being developed by DKI or being incorporated into its product under development and a directory listing of such software and firmware. Except for Third Party Licenses, all software and firmware identified in Schedule 3.16(f) is owned by DKI. The software identified in Schedule 3.16(f) includes the only computer software licensed, sold, developed or being developed by DKI. With respect to all computer software included in the Intellectual Property owned by DKI, DKI maintains documentation setting forth in reasonable detail all of the functions of such software. DKI maintains suitable technical and user documentation for all such software and adequate comments within its source code to allow such software to be maintained and modified without undue burden by reasonably competent programmers or engineers skilled in the art who have access to such documentation and source code. Each item of the Intellectual Property owned by DKI consisting of software operates in accordance with the current product specification therefor without material operating defects, except as set forth in software bug reports provided to Adaptec. Schedule 3.16(f) sets forth the schedule of major milestones to be accomplished with respect to each product in development by DKI. DKI has no reason to believe that its product development plans will not proceed in accordance with such schedule. None of the Intellectual Property owned by DKI consisting of software contains any calls to subroutines, libraries or application programming interfaces ("APIs") of any operating systems or third-party software except calls which are documented in the standard documentation generally provided to customers with such subroutines, libraries or APIs, and DKI has a complete set of all such documentation.

         3.17 No Products. DKI has not sold any products and has not had any customers or licensees other than Adaptec.

         3.18 Selected Contracts. Schedule 3.18 of the DKI Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements to which DKI is a party or by which it or any of its assets is bound:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $25,000 per annum;

                  (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors;

                  (d) any agreement concerning a partnership or joint venture;

                  (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (f) any agreement concerning confidentiality, noncompetition or restraint of trade;

                  (g) any agreement with any of DKI's shareholders, optionholders, or any of such Affiliates (other than DKI) or with any Affiliate of DKI;

                  (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other similar plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (i) any collective bargaining agreement;

                  (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

                  (k) any agreement under which DKI has advanced or loaned any amount to any of its directors, officers, and employees;

                  (l) any agreement under which a default or termination could reasonably be expected to have a DKI Material Adverse Effect;

                  (m) any agreement with any original equipment manufacturer entered into or performed by DKI within the last three years;

                  (n) any agreement regarding product design, development, manufacture, delivery, maintenance, support, service or training;

                  (o) any standard form agreement used by DKI, including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter;

                  (p) any powers of attorney given by DKI; and

                  (q) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000 or which is material to DKI.

         DKI has made available to Adaptec a correct and complete copy of each written agreement listed in Schedule 3.18 of the DKI Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3.18 of the DKI Disclosure Schedule. With respect to each such agreement, each lease or sublease listed on Schedule 3.15, each license listed on Schedule 3.16(c) and each insurance policy listed on
Schedule 3.21: (i) the agreement or other item is legal, valid, binding, enforceable, and in full force and effect in all respects, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally; (ii) to the best of DKI's knowledge, no party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (iii) to the best of DKI's knowledge, no party has repudiated any provision thereof; (iv) there are no disputes, oral agreements, or forbearance programs in effect; (v) DKI has not assigned, transferred, mortgaged, deeded in trust or encumbered any interest therein; and (vi) to the best of DKI's knowledge, all approvals of governmental authorities (including licenses and permits) required in connection therewith and whose failure to have been obtained could reasonably be expected to have a Material Adverse Effect have been obtained.

         3.19 Notes and Accounts Receivable. All notes and accounts receivable of DKI, all of which are reflected properly on the books and records of DKI, are valid receivables subject to no setoffs, defenses or counterclaims and are collectible.

         3.20 Bank Accounts. Schedule 3.20 lists all bank accounts of DKI, the authorized signatories to the account and the name and telephone number of a contact person with respect to such account.

         3.21 Insurance. Schedule 3.21 of the DKI Disclosure Schedule sets forth a true and complete list of its current insurance policies, including names of carriers, amounts of coverage and premiums therefore. DKI believes that it has and is insured with respect to its properties and the conduct of its business in such amounts and against such risks as are reasonable in relation to its business and will use its reasonable efforts to maintain such insurance at least through the Effective Time. DKI has made available to Adaptec true and complete copies of all insurance policies covering DKI and its properties, assets, employees or operations.

         3.22 Employees.

                  (a) DKI does not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

                  (b) Schedule 3.22(b) lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is entered into, maintained or contributed to, as the case may be, by DKI and (ii) covers any employee or former employee of DKI. Such contracts, plans and arrangements as are described in this Section 3.22(b) are herein referred to collectively as the "DKI Benefit Arrangements." Each DKI Benefit Arrangement or Employee Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such DKI Benefit Arrangement or Employee Benefit Plan. DKI has delivered to Adaptec or its counsel a complete and correct copy or description of each DKI Benefit Arrangement or Employee Benefit Plan.

                  (c) Since December 31, 1995, there has been no amendment to, written interpretation or announcement (whether or not written) by DKI relating to, or change in employee participation or coverage under, any DKI Benefit Arrangement or Employee Benefit

Plan that would increase materially the expense of maintaining such DKI Benefit Arrangement or Employee Benefit Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1995.

                  (d) DKI has provided, or will have provided prior to the Closing, to individuals entitled thereto all required notices and coverage, if any, pursuant to Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and no material tax payable on account of Section 4980B of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of DKI.

                  (e) No benefit payable or which may become payable by DKI pursuant to any DKI Benefit Arrangement or Employee Benefit Plan or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

                  (f) DKI is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters, but not including ERISA. DKI has no reason to believe it does not have good labor relations; nothing has come to DKI's attention as a result of the negotiation or entering into this Agreement that would lead DKI to believe that the consummation of the transactions contemplated hereby will have a DKI Material Adverse Effect on labor relations; and DKI has no knowledge that any of its or their key employees intends to leave its or their employ.

                  (g) No employee of DKI is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any other contract or agreement, or any restrictive covenant relating to the right of any such employee to be employed thereby, or to use trade secrets or proprietary information of others, and the employment of such employees does not subject DKI to any liability. DKI knows of no grievance of any DKI employee with respect to which the aggrieved employee, or his or her representative, has discussed or threatened legal action against the DKI.

                  (h) A list of all employees, officers and consultants of DKI and their current compensation (including salary, bonus or commission arrangements or other contingencies) has previously been delivered to Adaptec.

                  (i) DKI is not a party to any (i) agreement with any executive officer or other key employees thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving DKI in the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after such termination of employment; or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be materially increased, or the vesting of benefits of which will be materially accelerated, by the occurrence of any of the transactions contemplated by this Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Merger.

         3.23 Employee Benefits.

                  (a) Schedule 3.23 of the DKI Disclosure Schedule lists each Employee Benefit Plan that DKI maintains or to which DKI contributes or is obligated to contribute.

                        (i) Each such Employee Benefit Plan (and each related trust, or fund established by DKI) complies in form and in operation in all material respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

                        (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l's, and Summary Plan Descriptions) have been filed or distributed with the Internal Revenue Service and/or the Department of Labor, as the case may be, with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. No event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject DKI to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

                        (iii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of DKI.

                        (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to qualify under Code
Section 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code
Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of the most recent such determination letter with respect to each Employee Benefit Plan has been provided to Adaptec and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been amended or restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law, disregarding any statutory or regulatory requirements with respect to which the due date for timely compliance has not yet occurred. A copy of any determination letters applicable to such amendment or restatement which have been received by DKI has been provided to Adaptec.

                        (v) Neither DKI nor any other Person or entity under common control with DKI within the meaning of Section 414(b),(c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of

Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Benefit Plan constitutes, or has constituted, a Multiemployer Plan. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

                        (vi) DKI has made available to Adaptec correct and complete copies of the current plan documents, and the most recent summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and the current version of all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication permit Adaptec to amend or terminate any such Employee Benefit Plan without penalty.

                  (b) With respect to each Employee Benefit Plan that DKI, and/or any controlled group of corporations within the meaning of Code Section 1563 (a "Controlled Group of Corporations") which includes DKI, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

                        (i) There have been no prohibited transactions within the meaning of ERISA Section 406 and Code Section 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Section 3(21) (a "Fiduciary"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the best of DKI's knowledge, threatened.

                  (c) DKI does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B or Part 6 of Subtitle B of Title I of ERISA).

                  (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on DKI's June 30, 1996 balance sheet for which disclosure would be required under generally accepted accounting principles.

                  (e) No Employee Benefit Plan or DKI has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

         3.24 Guaranties. DKI is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

      3.25 Environment, Health, and Safety.

            (a) For purposes of this Agreement, the following terms have the following meanings:

                  (i) "Environmental, Health, and Safety Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act). 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act. 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

                  (ii) "Extremely Hazardous Substance" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

                  (iii) "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

            (b) DKI (i) has complied with the Environmental, Health, and Safety Laws in all material respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against it alleging any such failure to comply); (ii) has obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws; and (iii) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

            (c) DKI has no liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and DKI has not handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

            (d) No Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of DKI and its Affiliates.

            (e) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of DKI and its Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

      3.26 Corporate Documents. DKI has made available to Adaptec or its counsel for examination all documents and information listed in the DKI Disclosure Schedule or other Exhibits called for by this Agreement which has been requested by Adaptec's legal counsel, including, without limitation, the following: (a) copies of DKI's Amended and Restated Articles of Incorporation and Bylaws as currently in effect; (b) its Minute Book containing records of proceedings, consents, actions, and meetings of the stockholders, the DKI Board of Directors and any committees thereof that have taken place; (c) its stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by any regulatory agency with respect to DKI, or any securities of DKI, and all applications for such permits, orders, and consents; and (e) all amendments, supplements, modifications and waivers to all such documents and information.

      3.27 Certain Transactions and Agreements. None of the officers of DKI, nor any of their "affiliates" or "associates" (as those terms are defined in Rule 405 promulgated under the Securities Act) or members of their immediate family, has any direct or indirect material interest in (a) any firm or corporation that competes with DKI (except with respect to any interest of less than one percent of the stock of any corporation whose stock is publicly traded), (b) any person or entity which purchases from or sells, licenses or furnishes to DKI any goods, property, technology or intellectual or other property rights or services, (c) any contract or agreement to which DKI is a party or by which it may be bound or affected, except for normal compensation for services as an officer, director or employee of DKI, or (d) any property, real or personal, tangible or intangible, including without limitation Intellectual Property used in or pertaining to the business of DKI, except for the normal rights of a shareholder.

      3.28 Associations.  DKI is not a member of any organization or association
(a) which is developing or proposes to develop standards relating to any Intellectual Property owned by DKI, (b) imposes or is contemplating the imposition on its members of any obligations or limitations on such members to do business or (c) for which such membership or expiration of such membership could have a Material Adverse Effect on DKI.

      3.29 No Adverse Developments. To the best of DKI's knowledge, there is no existing or threatened development (exclusive of general economic factors affecting business in general) affecting DKI (or affecting customers, suppliers, employees, and other Persons which have relationships with DKI) that would prevent Adaptec from conducting the business of DKI following the Closing in the manner in which it was conducted or planned to be conducted by DKI prior to the Closing.

      3.30 Full Disclosure. No representation or warranty in this Section 3 or in any DKI Ancillary Agreement, and no statement, list, certificate or instrument furnished by DKI identified in this Agreement or in the DKI Disclosure Schedule to Adaptec pursuant hereto or in connection with this Agreement contains any untrue statement of a material fact, or omits to state any fact necessary to make any statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading.

      3.31 Information Supplied. None of the information provided or to be provided by DKI for inclusion in the materials to be supplied to the DKI shareholders (the "DKI Shareholder Materials") or to the DKI optionholders (the "DKI 0ptionholder Materials"), at the date such information is supplied, at the Effective Time and, in the case of the DKI Shareholder Material, at the time of the meeting or solicitation of the DKI shareholders to approve the Merger, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

      3.32 Continued Funding. To DKI's knowledge NFT Ventures, Inc., a Utah corporation ("NFT") has complied in all material respects with that certain Stock Purchase Agreement dated February 28, 1996 (the "NFT Stock Purchase Agreement") and the promissory note of NFT delivered with respect thereto (the "NFT Note"). NFT has no obligation to fund DKI other than as set forth in the NFT Stock Purchase Agreement and the NFT Note. The outstanding principal amount on the NFT Note as of the date hereof is as set forth on Schedule 3.3(a) of the DKI Disclosure Schedule.

4. REPRESENTATIONS AND WARRANTIES OF ADAPTEC AND ADAPTEC SUB

      Adaptec and Adaptec Sub represent and warrant to DKI and the shareholders and optionholders of DKI immediately prior to the Effective Time that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement.

      4.1 Organization and Good Standing. Each of Adaptec and Adaptec Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted.

      4.2 Power, Authorization and Validity.

            (a) Each of Adaptec and Adaptec Sub has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which it is or will be a party that are required to be executed pursuant to this Agreement (the Adaptec Ancillary Agreements"). The execution, delivery and performance of this Agreement and the Adaptec Ancillary Agreements have been duly and validly approved and authorized by the Board of Directors of Adaptec and/or Adaptec Sub, as appropriate.

            (b) No filing, authorization or approval, governmental or otherwise, on behalf of Adaptec or Adaptec Sub is necessary to enable Adaptec or Adaptec Sub to enter into, and to perform their obligations under, this Agreement and the Adaptec Ancillary Agreements, except for (i) the filing of the Agreement of Merger with the California Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Adaptec or Adaptec Sub is qualified to do business, if any; (ii) such filings as may be required to comply with federal and state securities laws; and (iii) the filings required by the HSR Act.

            (c) This Agreement and the Adaptec Ancillary Agreements are, or when executed by Adaptec and Adaptec Sub will be, valid and binding obligations of Adaptec and Adaptec Sub, as appropriate, enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Agreement of Merger will not be effective until filed with the California Secretary of State.

      4.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Adaptec Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Amended and Restated Articles of Incorporation or Bylaws of Adaptec or Adaptec Sub, as currently in effect or (b) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Adaptec, Adaptec Sub or their assets or properties.

      4.4 Disclosure. Adaptec has delivered to DKI a disclosure package consisting of Adaptec's annual report on Form 10-K for its fiscal year ending March 31, 1996 (the "Fiscal Year End"), all Forms 10-Q and 8-K filed by Adaptec with the SEC since the Fiscal Year End and up to the date of this Agreement and all proxy materials distributed to Adaptec's shareholders since the Fiscal Year End and up to the date of this Agreement (the "Adaptec Disclosure Package"). Adaptec hereby acknowledges that the Adaptec Disclosure Package will be incorporated in the DKI Shareholder Materials and the DKI Optionholder Materials. As of the date hereof, the date of the DKI shareholder solicitation and the Effective Time, the Adaptec Disclosure Package, this Agreement, all exhibits and schedules hereto, other than the DKI Disclosure Schedule and Schedules provided with respect to Section 3 hereof, and any certificates or documents to be delivered by Adaptec to DKI pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.


        4.5 Absence of Certain Changes. Since the Fiscal Year End, there has not been any change in the financial condition, properties, assets, liabilities, business or operations of Adaptec or Adaptec Sub which change by itself or in conjunction with all other such changes, whether or not arising in the Ordinary Course of Business, has had or will have an Adaptec Material Adverse Effect thereon except as disclosed in the Adaptec Disclosure Package.

        4.6 Brokers' Fees. With the exception of its obligations to Unterberg Harris, Adaptec and Adaptec Sub have no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

        4.7 Adaptec Options. As of the Effective Time the shares of Adaptec Common Stock issuable upon exercise of the Adaptec Options will have been authorized and reserved, and when issued against payment therefore, will be validly issued, fully paid, non-assessable and free from pre-emptive rights.

        4.8 No Intention to Relocate. Adaptec has no current intention to move DKI more than 30 miles from its current Nashua, New Hampshire location.

5.      DKI COVENANTS

        During the period (a) with respect to Sections 5.1 through 5.15, from the date of this Agreement until the Effective Time, and (b) with respect to
Section 5.16, after the Effective Time, DKI covenants and agrees as follows:

        5.1 Advice of Changes. DKI will promptly advise Adaptec in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of DKI contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change. To ensure compliance with this Section 5.1, DKI shall deliver to Adaptec within fifteen (15) days after the end of each monthly accounting period ending after the date of this Agreement and before the Closing Date, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in accordance with DKI's books and records and generally accepted accounting principles and shall fairly present the financial position of DKI as of their respective dates and the results of DKI's operations for the periods then ended.

        5.2 Maintenance of Business. DKI will use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof. If DKI becomes aware of a material deterioration in the relationship with any customer, supplier or employee, it will promptly bring such information to the attention of Adaptec in writing and, if requested by Adaptec, will exert its best efforts to restore the relationship.

        5.3 Conduct of Business. Except as set forth in Schedule 5.3, DKI will continue to conduct its business and maintain its business relationships in the Ordinary Course of Business and will not, without the prior written consent of Adaptec, do any of the following except for transactions explicitly contemplated by this Agreement in connection with the Merger:

            (a) incur any indebtedness for borrowed money in an amount exceeding $25,000 or issue or sell any debt securities;

            (b) enter into any transaction not in the Ordinary Course of Business and not exceeding $25,000 in amount, except the incurrence or payment of legal and accounting fees in connection with the Merger and the transactions contemplated hereby;

            (c) encumber or permit to be encumbered any of its assets except in the Ordinary Course of Business consistent with past practice and to an extent which does not exceed $25,000;

            (d) dispose of any of its assets except in the Ordinary Course of Business consistent with past practice;

            (e) enter into any lease or contract for the purchase or sale of any property, real or personal, except in the Ordinary Course of Business consistent with past practice and not exceeding $25,000;

            (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement so as to have a DKI Material Adverse Effect;

            (g) pay any bonus, increased salary or special remuneration to any officer, employee or consultant or enter into any new employment or consulting agreement with any such person;

            (h) change accounting methods;

            (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

            (j) amend or terminate any contract, agreement or license to which it is a party except (i) those amended or terminated in the Ordinary Course of Business, and (ii) where the effect of such amendment or termination does not exceed $25,000;

            (k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the Ordinary Course of Business, not in excess of $25,000, and documented by receipts for the claimed amounts or
(ii) any loans pursuant to a DKI 401(k) Plan, if any;

            (l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the Ordinary Course of Business, not in excess of $25,000;

            (m) waive or release any right or claim except in the Ordinary Course of Business, and where the value of such right/claim waived or released does not exceed $25,000;

            (n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

            (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

            (p) merge, consolidate or reorganize with, or acquire any entity;

            (q) amend its Amended and Restated Articles of Incorporation or Bylaws;

            (r) license any of its technology or Intellectual Property except
(i) in the Ordinary Course of Business, and (ii) for consideration not in excess of $25,000;

            (s) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to Adaptec for its review prior to filing;

            (t) change any insurance coverage or issue any certificates of insurance except in the Ordinary Course of Business; or

            (u) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(t).

      5.4 DKI Shareholder Approval. DKI will hold a special meeting or solicit written consent of its shareholders at the earliest practicable date to submit this Agreement, the Merger and related matters for the consideration and approval of the DKI shareholders. Approval of this Agreement, the Merger and, related matters will be recommended by DKI's Board of Directors and management, and DKI's Board of Directors and management will use best efforts to obtain such approval from all DKI shareholders. Any meeting will be called, held and conducted, and any proxies or shareholder written consents will be solicited, in compliance with applicable law. Concurrently with the execution of this Agreement, DKI will have caused all of the shareholders whose signature line appears on Exhibit 5.4 to execute an agreement in the form of Exhibit 5.4 agreeing, among other things, to vote in favor of the Merger.

      5.5 Shareholder and Optionholder Materials. DKI will send to its shareholders in a timely manner, for the purpose of considering and voting upon the Merger, the DKI Shareholder Materials and shall provide a copy of such material to Adaptec and its counsel. DKI shall be solely responsible for any statement, information or omission in the DKI Shareholder Materials relating to it or its affiliates based upon written information furnished by it. DKI will send to its optionholders in a timely manner, for the purpose of receiving their consent to the assumption of the DKI Options with Adaptec Options, the DKI Optionholder Materials in form and substance reasonably satisfactory to Adaptec and necessary or desirable to satisfy all requirements of applicable law, including without limitation, federal securities law.

      5.6 Regulatory Approvals. DKI will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Adaptec may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the filing relating to the HSR Act (the "HSR Filing") pursuant to Section 2.8 of this Agreement. DKI will use its best efforts to obtain all such authorizations, approvals and consents.

      5.7 No Solicitation. Until September 30, 1996 or the earlier mutual abandonment of the transactions contemplated by this Agreement, DKI will not, and will not authorize any officer or director of DKI or any other person on its behalf to, solicit, encourage, entertain discussions, negotiate or accept any offer from any party concerning the possible disposition of all or any substantial portion of DKI's business, assets or capital stock by merger, sale or any other means or any other transaction that would involve a change in control of DKI, provided, however, that DKI's Board of Directors shall not be precluded from responding to an unsolicited offer that is superior to the Merger terms provided herein, provided the DKI Board of Directors first receives advice of counsel that under its fiduciary duty it must act upon such offer. DKI will promptly notify Adaptec in writing of any inquiries or proposals by other parties.

      5.8 Access. Until the Closing, DKI will allow Adaptec and its agents reasonable access during normal business hours to all files, books, records, offices and assets of DKI, including, without limitation, any and all information relating to DKI's taxes, commitments, contracts, leases, licenses, computer software (including source code), real, personal and intangible property and financial condition. DKI will cause its accountants to cooperate with Adaptec and its agents in making available all financial information reasonably requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

      5.9 Satisfaction of Conditions Precedent. DKI will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and DKI will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

      5.10 Employment: Non-Competition Agreements. DKI shall obtain from each employee listed on Schedule 5.10 hereto an employment agreement or an employment offer letter which may include an agreement not to compete with the business of DKI or Adaptec (or any successor corporations) in substantially the forms attached to Schedule 5.10, as designated on such Schedule.

      5.11 Blue Sky Laws. DKI shall use its best efforts to assist Adaptec to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

      5.12 Amendment and Assumption of Options. DKI and its Board of Directors will take such actions as are necessary or appropriate to provide for the assumption of the DKI Options with the Adaptec Options, including without limitation the obtaining of consents to such assumption by DKI's optionholders in substantially the form attached hereto as Exhibit 2.3 and such actions as are necessary or appropriate to provide that the Merger and the transactions contemplated hereby will not cause accelerated vesting of any DKI Option.

      5.13 Prohibited Securities Trading. DKI will take reasonable actions to prevent trading in Adaptec Common Stock by DKI's officers, directors, employees and agents that would be based on non-public information.

      5.14 Supplements to Disclosure Schedule. From time to time prior to the Effective Time, DKI will supplement or amend the DKI Disclosure Schedule with respect to any matter which if existing or occurring or known to DKI at the date of this Agreement, would have been required to be set forth on such DKI Disclosure Schedule or which is necessary to correct any information in the DKI Disclosure Schedule which is rendered inaccurate thereby. No supplement or amendment to the DKI Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the condition to Closing set forth in Section 9.1 of this Agreement, but any such supplement or amendment shall be deemed to be incorporated into DKI's representations and warranties in the event of the Closing of the Merger.

      5.15 Amendment of Option Plan. DKI shall amend the DKI Plan and receive the approval of (i) DKI's Board of Directors and (ii) all optionees holding outstanding DKI Options, to amend Article Two, Sections III.A and III.B of the DKI Plan to provide for the assumption of options in a merger in the manner contemplated in this Agreement. In connection with the approval sought in (ii) above, DKI shall forward the DKI Optionholder Materials to each holder of DKI Options prior to approval by such Optionholder, which disclosure statement shall comply with all applicable laws and contained no material misstatements or omissions.

      5.16 Further Assurances. In case at any time after the Effective Time any further action is reasonable and necessary or desirable to carry out the purposes of this Agreement or to vest the surviving corporation with full title to all properties, assets, rights, approvals, immunities and franchises of DKI, the officers and directors of DKI shall take all such reasonable and necessary action.

6. ADAPTEC COVENANTS

      During the period (a) with respect to Sections 6.1 through 6.6, from the date of this Agreement until the Effective Time, and (b) with respect to Section 6.7, after the Effective Time, Adaptec covenants and agrees as follows:

      6.1 Advice of Changes. Adaptec will promptly advise DKI in writing (a) of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Adaptec contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in Adaptec's business, results of operations or financial condition.

      6.2 Regulatory Approvals. Adaptec will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which DKI may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement, including but not limited to the HSR Filing pursuant to Section 2.8 of this Agreement. Adaptec will use its best efforts to obtain all such authorizations, approvals and consents.

      6.3 Blue Sky Laws. Adaptec shall take such steps as may be necessary to comply with the securities and Blue Sky laws of all jurisdictions which are applicable in connection with the Merger.

      6.4 Materials. Adaptec will furnish DKI with all information concerning Adaptec, its subsidiaries, directors, officers, shareholders and the Adaptec Options as may be reasonably necessary for the DKI Shareholder Materials or the DKI Optionholder Materials. Adaptec shall be responsible for any statement, information or omission in any material Adaptec provides to DKI specifically for inclusion in the DKI Shareholder Materials or DKI Optionholder Materials.

      6.5 Subsequent SEC Filings. Adaptec shall provide DKI with a true and complete copy of any document it files with the SEC prior to the Effective Time.

      6.6 Nasdaq National Market. Adaptec will file an additional notification with The Nasdaq National Market to approve for listing, subject to official notice of its issuance, the shares of Adaptec Common Stock to be issued upon exercise of the Adaptec Options. Adaptec shall exercise reasonable good faith efforts to cause such shares to be approved for listing on The Nasdaq National Market, subject only to official notice of issuance, prior to the Effective Time.

      6.7 Continuation of Benefits. Adaptec shall make available to employees of DKI who become employed by Adaptec after the Merger the same Employee Benefit Plans as are generally available to similarly situated employees of Adaptec, and, where Adaptec deems appropriate, Adaptec will take into consideration prior service with DKI when determining benefits available to such former employees of DKI.

7. CLOSING MATTERS

      7.1 The Closing. Subject to termination of this Agreement as provided in
Section 10 below, the closing of the Merger and the transactions contemplated hereby (the "Closing") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 9:00 a.m., local time on September __, 1996 or, if all conditions to closing have not been satisfied or waived by such date, such other place, time and date as DKI and Adaptec may mutually select (the "Closing Date"). Concurrently with the Closing, the Agreement of Merger will be filed in the office of the California Secretary of State. The Agreement of Merger provides that the Merger shall become effective upon filing.

      7.2 Exchange of Consideration.

            (a) As of the Effective Time, each share of DKI Common Stock or DKI Preferred Stock that is outstanding immediately prior thereto, other than Dissenting Shares, will, by virtue of the Merger and without further action, cease to exist and will be converted into the right to receive the consideration specified in Section 2.2 hereof.

            (b) At the Closing, each holder of shares of DKI Stock will surrender the certificate(s) for such shares (the "DKI Certificates"), duly endorsed as requested by Adaptec, to Adaptec for cancellation and Adaptec will issue to each tendering holder of DKI Certificate(s) the Per Share Cash Consideration less the Per Share Holdback Amount, multiplied by the number of shares set forth on such DKI Certificates, to which such holder is entitled pursuant to Section 2.2 (each such payment to each tendering holder of DKI Certificates, an "Initial Payment").

            (c) To the extent the Holdback Amount is not used to satisfy Claims, as defined below, pursuant to Sections 3, 5 or 11 hereof, the Holdback Amount, less any amount which is the subject of an outstanding Claim, will be paid, promptly after the completion of the Holdback Period, to all tendering holders of DKI Certificates pro rata according to the amount of the Initial Payment received by such tendering holder (or in the event of an assignment, by the initial holder who received the initial payment) (such pro rata payment, the "Holdback Payment"). To the extent any portion of the Holdback Amount is not distributed after the completion of the Holdback Period because of outstanding unresolved Claims, any portion of the Holdback Amount remaining after resolution of such Claims shall be paid to all tendering holders of DKI Certificates pro rata according to the amount of the Initial Payment received by such tendering holder. The right to receive payments pursuant to this Section 7.2(c) and
Section 2.2(b) shall not be assignable or transferable, except that any Person may assign all such rights of such Person, in their entirety, upon written notice to Adaptec.

            (d) With respect to any portion of the Holdback Amount which is deducted as a result of a Claim, such portion shall earn simple interest at the rate of five percent (5%) per annum, from the Effective Time through the earlier of (i) the date of the deduction or (ii) the end of the Holdback Period. Any portion of the Holdback Amount which is not deducted as a result of a Claim shall earn simple interest at a rate of five percent (5%) per annum from the Effective Time through the end of the Holdback Period. Any interest earned on the Holdback Amount shall be deemed to be included in the definition of Holdback Amount. Interest shall be calculated on the basis of a 365-day year.

            (e) All cash amounts delivered upon the surrender of DKI Certificates in accordance with the terms hereof will be deemed to have been delivered in full satisfaction of all rights pertaining to such DKI Stock. If, after the Effective Time, DKI Certificates are presented for any reason, they will be canceled and exchanged for consideration as provided in this Section 7.2.

            (f) Until certificates representing DKI Stock outstanding prior to the Merger are surrendered pursuant to Section 7.2(b) above, such certificates will be deemed, for all purposes, to evidence the right to receive the consideration set forth in this Section 7.2.

      7.3 Assumption of Options. At the Closing, each holder of a DKI Option will consent to the amendment of such DKI Option and the assumption of such option by Adaptec, and such DKI optionholder will execute a consent to assumption in substantially the form as Exhibit 2.3 hereto.

8. CONDITIONS TO OBLIGATIONS OF DKI

      DKI's obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by DKI):

      8.1 Accuracy of Representations and Warranties. The representations and warranties of Adaptec set forth in Section 4 shall be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and DKI shall receive a certificate to such effect executed by Adaptec's President or Chief Financial Officer.

      8.2 Covenants. Adaptec shall have performed and complied in all material respects with all of its covenants contained herein required to be performed on or before the Closing, and DKI shall receive a certificate to such effect signed by Adaptec's President or Chief Financial Officer.

      8.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

      8.4 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

      8.5 Opinion of Adaptec's Counsel. DKI shall have received from counsel to Adaptec an opinion in form and substance reasonably satisfactory to DKI and its counsel.

      8.6 Documents. DKI shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by DKI's legal counsel for DKI to consummate the transactions contemplated hereby.

      8.7 Requisite Approval. The principal terms of this Agreement and the Agreement of Merger shall have been approved and adopted by Adaptec's Board of Directors, as required by applicable law and Adaptec's Articles of Incorporation and Bylaws.

      8.8 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

      8.9 Employment Agreements. DKI or the appropriate employees shall have received copies of the employment agreements set forth in Section 5.11 hereof executed by Adaptec.

      8.10 Nasdaq Additional Shares Notification. The Adaptec Common Stock to be issued pursuant to the exercise of the Adaptec Options shall have been approved for quotation on the Nasdaq National Market, subject only to official notice of issuance by Adaptec.

      8.11 Per Share Cash Consideration. Adaptec shall have made provisions to DKI's reasonable satisfaction for the delivery at the Closing by cashier's check or in immediately available funds (which may be effected the following day if not practicable on the Closing Date) of the Per Share Cash Consideration less the Per Share Holdback Amount for each share of DKI Common Stock being exchanged in connection with the Merger and with respect to which a stock certificate and all documentation to be signed by the holder of such share has been surrendered to Adaptec.

9. CONDITIONS TO OBLIGATIONS OF ADAPTEC

      The obligations of Adaptec hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Adaptec):

      9.1 Accuracy of Representations and Warranties. The representations and warranties of DKI set forth in Section 3 shall be true and accurate on and as of the Closing with the same force and effect as if they had been made at the Closing, and Adaptec shall receive a certificate to such effect executed by DKI's President and Chief Financial Officer.

      9.2 Covenants. DKI shall have performed and complied with all of its covenants contained herein required to be performed on or before the Closing, and Adaptec shall receive a certificate to such effect signed by DKI's President and Chief Financial officer.

      9.3 Absence of Material Adverse Change. There shall not have been, in the reasonable judgment of the Board of Directors of Adaptec, any Material Adverse Change to DKI.

      9.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or thereof, or any other fact or circumstance, which would prohibit or render illegal the transactions contemplated by this Agreement.

      9.5 Government Consents. There shall have been obtained at or prior to the Closing Date such permits or authorizations, and there shall have been taken such other action, as may be required to consummate the Merger by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

      9.6 Opinion of DKI's Counsel. Adaptec shall have received from counsel to DKI an opinion in form and substance reasonably satisfactory to Adaptec and its counsel.

      9.7 Consents. Adaptec shall have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or reasonably deemed necessary by Adaptec's legal counsel to provide for the continuation in full force and effect of any and all material contracts, licenses, including without limitation those listed on Schedule 3.16(c) hereof, and leases of DKI and for Adaptec to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to Adaptec, except for such thereof as Adaptec and DKI shall have agreed shall not be obtained.

      9.8 No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of DKI.

      9.9 Requisite Approvals. The principal terms of this Agreement and the Agreement of Merger and the Merger shall have been affirmatively approved and adopted by each of DKI's shareholders and by DKI's Board of Directors, with no shareholders dissenting therefrom.

      9.10 Due Diligence. Adaptec shall have completed to its satisfaction its due diligence investigations of DKI and its business, including without limitation, legal, financial, tax and technical reviews of DKI, and shall be satisfied, in its sole discretion, with the results of such reviews and investigations.

      9.11 Employment and Non-Competition Agreements. Adaptec shall have received executed copies of the employment agreements, employment offer letters and non-competition agreements set forth in Section 5.10 hereof to Adaptec's satisfaction. Adaptec shall have received confirmation, to its satisfaction, that the employees of DKI intend to continue their employment with DKI following the Merger.

      9.12 DKI Plan Matters. The DKI Plan shall have been amended pursuant to
Section 5.15 to Adaptec's reasonable satisfaction and each holder of a DKI Option shall have executed a consent in substantially the form as Exhibit 2.3.

      9.13 Hart-Scott-Rodino Compliance. All applicable waiting periods under the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

      9.14 Termination of Rights. Any registration rights, rights of refusal, rights to any liquidation preference, or redemption rights of any DKI shareholder shall have been terminated or waived as of the Closing.

      9.15 FIRPTA: Tax Withholding. Adaptec, as agent for the shareholders of DKI, shall have received (i) a properly executed Foreign Investment and Real Property Tax Act of 1980 ("FIRPTA") Notification Letter, in form and substance satisfactory to Adaptec, which states that shares of DKI Stock do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Adaptec's obligations under Treasury Regulation Section 1.14452(c)(3), and (ii) all such properly completed and executed W-9 or related forms from each DKI shareholder required to notify Adaptec of any federal tax withholding obligation in connection with the Initial Payment and/or the Holdback Payment to such DKI shareholder.

      9.16 Internal Revenue Service Notification. DKI shall have provided notification to the Internal Revenue Service required pursuant to Treasury Regulation Section 1.897-2(h)(2).

        9.17 Resignation of Directors. The directors of DKI in office immediately prior to the Effective Time of the Merger shall have resigned as directors of the surviving corporation of the Merger effective as of the Effective Time of the Merger.

        9.18 Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal and accounting matters contemplated hereby and all closing documents and other papers delivered hereunder shall be acceptable to Adaptec's counsel, or Adaptec's financial advisors, specifically including written confirmation by Adaptec's financial advisor that all issues relating to the accounting treatment of DKI's in-process research and development have been resolved to such Adaptec financial advisor's satisfaction.

        9.19 Indemnification Letter Agreement. DKI shall have obtained from each of DKI's shareholders an executed letter agreement, in substantially the form attached hereto as Exhibit 9.19 (the "Indemnification Letter").

        9.20 NFT Note. NFT shall have paid the entire outstanding principal amount under the NFT Note, together with all interest accrued thereon, or DKI shall have made provisions for the repayment of such note to Adaptec's satisfaction.

        9.21 DKI Stock Certificates. All stock certificates representing Outstanding DKI Stock shall have been delivered to Adaptec properly endorsed for transfer to Adaptec's satisfaction.

10.  TERMINATION OF AGREEMENT

        10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

              (a)     by mutual consent of Adaptec and DKI;

              (b) by DKI, if the conditions set forth in Section 8 are not complied with or performed and such noncompliance or nonperformance has not been cured or eliminated (or by it nature cannot be cured or eliminated) by Adaptec on or before October 31, 1996; or

              (c) by Adaptec, if the conditions set forth in Section 9 are not complied with or performed and such noncompliance or nonperformance has not been cured or eliminated (or by it nature cannot be cured or eliminated) by DKI on or before October 31, 1996.

        Any termination of this Agreement under this Section 10.1 will be effective by the delivery of notice of the terminating party to the other party hereto.

        10.2  No Liability. Any termination of this Agreement pursuant to this
Section 10 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Sections 5.4, 5.7, 11, and 12 of this Agreement; provided, however, that nothing herein will limit the obligations of DKI and Adaptec to use their best efforts to cause the Merger to be consummated, as set forth above.

 11. SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION AND REMEDIES, CONTINUING COVENANTS

         11.1 Survival of Representations. All representations, warranties and covenants of Adaptec and DKI contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, and will survive the Effective Time for a period of eighteen (18) months, except that any representation with respect to tax matters shall survive the Effective Time and will continue until the expiration of its statute of limitations.

         11.2 Agreement to Indemnify. Subject to the limitations set forth in this Section 11, holders of the Outstanding DKI Stock immediately prior to the Effective Time (by executing the Indemnification Letter pursuant to Section 9.19 hereof) (each, an "Indemnifying Shareholder") will jointly and severally indemnify and hold harmless Adaptec and its officers, directors, agents and employees, and each person, if any, who controls or may control Adaptec within the meaning of the Securities Act (hereinafter referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all claims, demands, actions, causes of actions, losses, costs, damages, liabilities and expenses, including without limitation, reasonable legal fees and costs (hereinafter referred to as "Damages"):

                  (a) Arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties and covenants given or made by DKI in this Agreement or any certificate, document or instrument delivered by or on behalf of DKI pursuant hereto (other than with respect to specific changes of which DKI has advised Adaptec in a written update to Schedule 3 delivered prior to the Closing);

                  (b) Resulting from any failure of any DKI shareholders to have good, valid and marketable title to the issued and outstanding DKI Stock held by such shareholders, free and clear of all liens, claims, pledges, options, adverse claims, assessments or charges of any nature whatsoever, or to have full right, capacity and authority to vote such DKI Stock in favor of the Merger and the other transactions contemplated by the Agreement of Merger; or

                  (c) Consisting of legal and accounting fees, costs and/or expenses incurred by DKI in connection with the Merger and the transactions contemplated hereby in excess of the DKI Legal/Accounting Fee Cap (as defined in Section 12.8 hereof):

                  (d) Relating to the termination or severance of any DKI officer or other employee; or

                  (e) Resulting from any unreasonable delay in the release of Adaptec products, which, and only to the extent such, delay is attributable to DKI software. As used in the previous sentence, "unreasonable delay" shall be assessed by reference to the milestone schedule in Schedule 3.16(f) hereof.

         11.3 Limitations. Except with respect to Sections 11.2(c) and 11.2(d), the indemnification provided for in Section 11 will not apply unless and until the aggregate Damages for which one or more Indemnified Persons seek indemnification under Section 11 exceeds $50,000, in which event the indemnification provided for in Section 11 will include all Damages in excess of such $50,000. Except in the event of fraud or breach of a representation regarding tax matters, the aggregate Damages for which the Indemnifying Shareholders will be liable hereunder shall not exceed the Holdback Amount.

         11.4 Procedure for Asserting Holdback Claims. If Adaptec wishes to assert a claim against the Holdback Amount for indemnification pursuant to this
Section 11 (a "Claim"), Adaptec shall deliver to NFT, as agent of the Indemnifying Shareholders (the "Shareholders' Agent"), a certificate signed by an officer of Adaptec (a "Claim Certificate") providing notice of such claim and specifying in reasonable detail the manner in which the Claim was paid, incurred or otherwise arose, and the nature of the breach, misrepresentation or other matter to which such Claim is related. Adaptec shall act reasonably and in good faith in preparing any such Claim Certificate and in specifying any alleged Claim. If the Shareholders' Agent disputes the Claim, the Shareholders' Agent shall notify Adaptec of such disagreement within ten (10) days of the receipt from Adaptec of the Claim Certificate. Thereupon, Adaptec and the Shareholders' Agent will, during the thirty (30) day period following delivery of the Claim Certificate, negotiate in good faith to resolve their differences with respect to the Claim. Upon the expiration of such 30-day period, Adaptec shall deduct from the Holdback Amount the amount of the original Claim or, if Adaptec and the Shareholders' Agent have agreed on a different amount, reflected in a written memorandum signed by both parties, such different amount. If the Shareholders' Agent does not object in the manner set forth above to the Claim presented in the Claim Certificate, Adaptec shall deduct the amount of the Claim from the Holdback Amount.

         11.5 Matters Involving Third Parties. If any third party shall notify Adaptec or any Indemnified Person with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Indemnifying Shareholders, Adaptec or the Indemnified Person shall promptly notify the Shareholders' Agent in writing; provided, however, that no delay on the part of Adaptec or the Indemnified Person in notifying the Shareholders' Agent shall relieve the Indemnifying Shareholders from any obligation hereunder. Adaptec or the Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner Adaptec or such Indemnified Person reasonably deems appropriate and the Indemnifying Shareholders will remain responsible for any damages suffered by the Indemnified Person resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 11. With respect to the defense of any Third Party Claim, Adaptec or the Indemnified Person shall use reasonable efforts to consider strategy and other suggestions of the Indemnifying Shareholders. Counsel for the Indemnifying Shareholders shall be permitted to monitor Adaptec's or the Indemnified Person's defense of a Third Party Claim for the purpose of advising the Indemnifying Shareholders of the status and progress of the defense. Any such activity shall be at the sole expense of the Indemnifying Shareholders.

         11.6 No Indemnity for Corporate Agents. Each of the Indemnifying Shareholders agrees that such Indemnifying Shareholder will not make any claim for indemnification against DKI by reason of the fact that such Indemnifying Shareholder was a director, officer, employee or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Adaptec against the Indemnifying Shareholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

         11.7 Shareholders' Agent.

                  (a) Authority. For purposes of Section 11, NFT shall act as the Shareholders' Agent on behalf of holders of Outstanding DKI Stock or their successors or assigns ("Former DKI Shareholders"), subject to the provisions hereof. The Shareholders' Agent shall keep the Former DKI Shareholders reasonably informed of his decisions of a material nature. The Shareholders' Agent is authorized to take any action deemed by him appropriate or reasonably necessary to carry out the provisions of Section 11, and is authorized to act on behalf of the Former DKI Shareholders for all purposes related to Section 11, with such powers as are expressly delegated to the Shareholders' Agent by the terms of this Agreement and the DKI Ancillary Documents, together with such other powers as are reasonably incidental thereto. In addition the Shareholders' Agent is authorized to accept service of process upon the Former DKI Shareholders. Shareholders' Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other DKI Ancillary Documents, be a trustee for any Former DKI Shareholder or have any fiduciary duty to any Former DKI Shareholder. All decisions and actions of the Shareholders' Agent shall be binding and conclusive upon the Former DKI Shareholders and may be relied upon by Adaptec and DKI.

                  (b) Standard of Conduct. Neither the Shareholders' Agent nor any of its partners, members, directors, officers, employees or agents shall be liable to any of the Former DKI Shareholders for any error of judgment, act done or omitted by him, or mistake of fact or law in connection with his services pursuant to Section 11, unless caused by his or its own gross negligence or willful misconduct. In taking any action or refraining from taking any action whatsoever the Shareholders' Agent shall be protected in relying upon any notice, paper or other document reasonably believed by him to be genuine, or upon any evidence reasonably deemed by him to be sufficient. Shareholders' Agent shall not be required to take any action which is contrary to this Agreement or any other DKI Ancillary Document or applicable law. The Shareholders' Agent may consult with counsel in connection with his duties and shall be fully protected in any act taken, suffered or permitted by him in good faith in accordance with the advice of counsel. In connection with his services under Section 11, the Shareholders' Agent shall not be responsible for determining or verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

                  (c) Indemnification. Each Former DKI Shareholder agrees to indemnify Shareholders' Agent, ratably in accordance with their pro rata share of the Holdback Amount for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Shareholders' Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Former DKI Shareholder shall be liable for any of the foregoing to the extent they arise from Shareholders' Agent's gross negligence or willful misconduct. Shareholders' Agent shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be indemnified to its reasonable satisfaction by the Former DKI Shareholders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  (d) Resignation or Removal of the Shareholder Agent. Subject to the appointment and acceptance of a successor Shareholders' Agent as provided below, Shareholders' Agent may resign at any time thirty (30) days subsequent to giving notice thereof to the Former DKI Shareholders and Shareholders' Agent may be removed at any time with or without cause by action of the Former DKI Shareholders who represented a majority of the rights to the Holdback Amount. Upon any such resignation or removal, the Former DKI Shareholders shall have the right to appoint a successor Shareholders' Agent, which Shareholders' Agent shall be reasonably acceptable to Adaptec. If no successor Shareholders' Agent shall have been appointed by the Former DKI Shareholders and accepted such appointment within twenty (20) days after the retiring Shareholders' Agent giving of Notice of Resignation or the Former DKI Shareholders' removal of the Shareholders' Agent, then the retiring or removed Shareholders' Agent may, on behalf of the Former DKI Shareholders' appoint a successor which shall be reasonably acceptable to Adaptec. Upon the acceptance of any appointment as Shareholders' Agent hereunder, such successor Shareholders' Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed the Shareholders' Agent, and the retiring or removed Shareholders' Agent shall be discharged from its duties and obligations hereunder. After any retiring Shareholders Agent's resignation or removal hereunder as the Shareholders' Agent, the provisions of this Section
11.7 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Shareholders' Agent.

                  (e) Agent in its Individual Capacity. Shareholders' Agent, to the extent it was a Former DKI Shareholder, shall have the same rights and powers under this Agreement as any other Former DKI Shareholder and may exercise the same as though it were not Shareholders' Agent, and the terms "Former DKI Shareholder" or "Former DKI Shareholder" shall include Shareholders' Agent in its capacity as such.

         11.8 Non-Exclusive Remedy. Except in the event of fraud or breach of a representation regarding tax matters, each Indemnifying Shareholder's indemnification obligations set forth herein shall be limited to such Indemnifying Shareholder's pro rata portion of the Holdback Amount and the Holdback Amount shall be Adaptec's exclusive remedy against the Indemnifying Shareholder with respect to such obligation. In the event of fraud or a breach of a representation regarding tax matters, if the Holdback Amount shall become depleted. Adaptec and all other Indemnified Persons shall have all available remedies under law or equity against the Indemnifying Shareholders.

12. MISCELLANEOUS

         12.1 Governing Law. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

         12.2 Assignment: Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

         12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories.

         12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

         12.6 Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The Agreement may be amended by the parties hereto at any time before or after approval of DKI's shareholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of DKI's shareholders without obtaining such further approval.

         12.7 No Waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

         12.8 Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated hereby; provided, however, that if the Merger is consummated Adaptec will pay promptly upon demand the reasonable investment banking, legal and accounting fees and expenses incurred by DKI in this transaction, not to exceed in the aggregate $50,000.00 (the "DKI Legal/Accounting Fee Cap"). Any such fees and expenses in excess of that amount shall be recoverable by Adaptec in accordance with Section 11.

         12.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

         12.10 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered (i) personally, (ii) by registered or certified mail, postage prepaid,
(iii) via overnight delivery by a nationally recognized courier service, or (iv) via facsimile with a copy to follow the same day pursuant to methods (i), (ii), or (iii), and will be deemed given upon delivery, if delivered personally, three days after deposit in the mails, if mailed, one day after deposit for overnight delivery, if sent by overnight courier service, or when sent, if sent by facsimile, to the following addresses:

                    (i)    If to Adaptec:

                           Adaptec, Inc.
                           691 South Milpitas Blvd.
                           Milpitas, CA 95305
                           Attention: Alicia J. Moore
                           Vice President, General Counsel
                           Fax: 408-957-7137

                           With a copy to:

                           Dennis R. DeBroeck, Esq.
                           Fenwick & West LLP
                           Two Palo Alto Square
                           Palo Alto, CA 94306
                           Fax: 415-494-1417

                    (ii)   If to DKI:

                           Data Kinesis, Inc.
                           85 Pine Street Extension
                           Nashua, NH 03060
                           Attention: Richard L. Napolitano
                           Fax: 603-577-9827

                           With a copy to:

                           J. Matthew Lyons, Esq.
                           Brobeck, Phleger & Harrison LLP
                           301 Congress Avenue, Suite 1200
                           Austin, TX 78701
                           Fax: 512-477-5813

                        (iii)   If to Shareholders' Agent:

                                NFT Ventures Inc.
                                12950 Saratoga Avenue, Suite A
                                Saratoga, CA 95070
                                Fax: 408-252-0757
                                Attn: Mark Rogers

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.10.

         12.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

         12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

         12.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

         12.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

         12.15 Public Announcement. DKI will not make any public announcement of the Merger without Adaptec's prior written consent. Adaptec may, after consulting with DKI, issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules.

         12.16 Confidentiality. DKI and Adaptec each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Adaptec and DKI each agrees (a) to use its respective best efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain (other than by the other party's unauthorized or wrongful disclosure), (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. In the event of the termination of this Agreement prior to the Closing of the Merger. Adaptec on the request of DKI, shall return any documents, files diskettes or other tangible property received by Adaptec in the course of its due diligence investigation and shall return or destroy any copies (including electronic files) of such documents and tangible property and any copies of software received by Adaptec; provided however, that this sentence shall not restrict Adaptec's access to any property pursuant to any other outstanding agreement between Adaptec and DKI. This agreement regarding confidentiality shall be in addition to, and not in limitation of, that certain Master Mutual Nondisclosure Agreement dated as of October 10, 1994 between Adaptec and DKI.

         12.17 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto including the Letter of Intent. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADAPTEC, INC.                           DATA KINESIS, INC.
a California corporation                a California corporation


By:                                     By:
   -------------------------------         -------------------------------

Its:                                    Its:
    ------------------------------          ------------------------------


ADAPTEC ACQUISITION CORPORATION
a California corporation

By:
   -------------------------------

Its:
    ------------------------------

        The undersigned is executing this Agreement for the purpose of accepting its appointment as Shareholders' Agent pursuant to the terms of
Section 11.7 hereof.

NET VENTURES, INC.

By:
   -------------------------------

Name:
     -----------------------------

Title:
      ----------------------------

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADAPTEC, INC.                              DATA KINESIS, INC.
a California corporation                   a California corporation


By: /s/                                    By:
    ---------------------------------          --------------------------------

Its: Vice President and Treasurer          Its:
     --------------------------------           -------------------------------


ADAPTEC ACQUISITION CORPORATION
a California corporation

By: /s/
    ---------------------------------

Its: Secretary
     --------------------------------

     The undersigned is executing this Agreement for the purpose of accepting its appointment as Shareholders' Agent pursuant to the terms of Section 11.7 hereof.


NFT VENTURES, INC.


By:
    ---------------------------------

Name:
      -------------------------------

Title:
       ------------------------------

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ADAPTEC, INC.                           DATA KINESIS, INC.
a California corporation                a California corporation

By:                                     By: /s/
   ------------------------------          --------------------------------

Its:                                    Its: President/CTO
    -----------------------------           -------------------------------

ADAPTEC ACQUISITION CORPORATION
a California corporation

By:
   ------------------------------

Its:
    -----------------------------

        The undersigned is executing this Agreement for the purpose of accepting its appointment as Shareholders' Agent pursuant to the terms of
Section 11.7 hereof.

NFT VENTURES, INC.

By: /s/ Mark Rogers
   ------------------------------

Name: Mark Rogers
     ----------------------------

Title: Secretary/Treasurer
      ---------------------------

Adaptec, Inc.
August __, 1996
Page 2

        (v) agrees to keep in confidence and not to disclose to any party, other than the undersigned's lawyer, accountant, financial or other similar advisors, the existence or terms of the Plan, until such time as, and only to the extent that, such information is publicly disclosed by Adaptec; and

        (vi) represents that it has not traded in any securities of Adaptec since June 3, 1996 and agrees not to trade in any securities of Adaptec until the earlier of the Effective Time or the termination of the Merger in accordance with the terms of the Plan.

        Any capitalized terms not otherwise defined herein shall have the definitions set forth in the Plan. This letter may be signed in counterparts, each of which shall be enforceable against the party or parties signing such counterpart. Upon receipt by Adaptec of signatures for all DKI shareholders whose name appears below, the letter dated August 3, 1996 from such DKI shareholders to Adaptec shall terminate.

                                        Very truly yours,

                                        NFT Ventures, Inc.


                                        By: /s/  MARK ROGERS
                                            -----------------------------

                                        Title: Secretary/Treasurer
                                               --------------------------

                                        Print Name: MARK ROGERS
                                                    ---------------------

                                        /s/ RICHARD L. NAPOLITANO
                                        ---------------------------------
                                        Richard L. Napolitano


                                        /s/ RICHARD A. DWYER
                                        ---------------------------------
                                        Richard A. Dwyer

'
                                        /s/ CHET JUSCZAK
                                        ---------------------------------
                                        Chet Jusczak


                                        /s/ BOB PERET
                                        ---------------------------------
                                        Bob Peret


                                        /s/ BRYAN PANNER
                                        ---------------------------------
                                        Bryan Panner



                                       46